Exhibit 99.1

Friday, February 3, 2017

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2016

Lakeville, Connecticut, February 3, 2017 /GlobeNewswire…..Salisbury Bancorp, Inc. (“Salisbury”), NASDAQ Capital Market: “SAL”, the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its fourth quarter and full year ended December 31, 2016.

Net income available to common shareholders was $1.5 million, or $0.55 per common share, for Salisbury’s fourth quarter ended December 31, 2016 (fourth quarter 2016), compared with $1.9 million, or $0.70 per common share, for the third quarter ended September 30, 2016 (third quarter 2016), and $2.1 million, or $0.78 per common share, for the fourth quarter ended December 31, 2015 (fourth quarter 2015).

Selected fiscal year 2016 highlights

•	Total assets increased $44 million, or 5.1%, as compared with year end December 2015.
•	Net loans increased $64 million, or 9%, as compared to year end December 2015.
•	Total deposits increased $27 million, or 3.7% as compared with year end December 2015.
•	Non-performing loans as a percentage of gross loans receivable decreased year over year from 2.31% to 1.16%.
•	Book value per share of $34.07 increased $0.94, or 3% as compared with year end December 2015.
•	Tangible book value per share of $28.89 increased $1.20, or 4% as compared with year end December 2015.

Selected fourth quarter 2016 highlights

•	Net loans grew $9 million during the quarter.
•	Assets under management in our Trust and Wealth Advisory area grew $7 million.
•	Non-Performing loans decreased $2.9 million.

Salisbury’s President and Chief Executive Officer, Richard J. Cantele, Jr., stated, “Our results for 2016 reflect modest growth in book value and tangible book value for shareholders as well as growth in loans and total assets. We were able to fund such growth through a strategy of building core deposits along with the prudent use of low cost borrowing. During the fourth calendar quarter of 2016, we completed a system-wide data processing conversion. This investment in our future should help us to continue to securely and efficiently deliver our expanding array of products and services to both current and future customers. As we enter 2017, we remain focused on continued opportunities for prudent and profitable growth both organically and through appropriate acquisition opportunities. In this regard, as previously announced on January 12, 2017, we signed an agreement to purchase, subject to regulatory approval, the New Paltz, New York branch of Empire State Bank and assume approximately $31 million in deposits and purchase approximately $6.8 million in branch-related loans. We are committed to building value for our shareholders and serving our growing base of customers in our Tri-State market area.”

Net Interest Income

Tax equivalent net interest income for the fourth quarter 2016 decreased $15 thousand, or 0.19%, versus third quarter 2016, and decreased $275 thousand or 3.34%, versus fourth quarter 2015. Average earning assets decreased $16.8 million versus third quarter 2016, and increased $28.8 million versus fourth quarter 2015. Average total interest bearing deposits decreased $22.8 million versus third quarter 2016 and increased $20.0 million versus fourth quarter 2015. The net interest margin of 3.45% decreased 12 basis points versus 3.57% for the third quarter 2016 and decreased 43 basis points versus 3.88% for the fourth quarter 2015.

Interest income for the fourth quarter 2016 reflects net accretion related to the fair value adjustments of loans acquired in the Riverside Bank acquisition in the amount of $435 thousand. The third quarter 2016 and fourth quarter 2015 included similar adjustments of $440 thousand and $691 thousand, respectively.

Non-Interest Income

Non-interest income for fourth quarter 2016 increased $437 thousand versus third quarter 2016 and increased $584 thousand versus fourth quarter 2015. Trust and Wealth Advisory revenues decreased $28 thousand versus third quarter 2016 and increased $66 thousand versus fourth quarter 2015. The quarter-over-quarter net revenue decrease resulted from lower asset based fees collected as compared to the prior quarter due to timing on lost business and fees collected on new business, while the same revenue came in higher year over year representing a net growth in asset based fees for the year. Service charges and fees increased $34 thousand versus third quarter 2016, and increased $112 thousand versus fourth quarter 2015. The fourth quarter’s increase was primarily due to increased deposit and commercial lending related fees offset by declines in Interchange fees and safe deposit fees. Income from mortgage sales and servicing increased $19 thousand and $38 thousand versus third quarter 2016 and fourth quarter 2015, respectively, primarily due to the increases in loans sold. Fourth quarter 2016, third quarter 2016, and fourth quarter 2015 included mortgage servicing amortization and periodic impairment charges (net) of $65 thousand, $59 thousand, and $76 thousand, respectively.

Non-Interest Expense

Non-interest expense for fourth quarter 2016 increased $912 thousand versus third quarter 2016 and increased $1,068 thousand versus fourth quarter 2015. The increase includes OREO related expenses which are discussed below and approximately $225 thousand related to technology enhancements which were implemented during the fourth quarter. Salaries and benefits increased $196 thousand versus third quarter 2016, and increased $248 thousand versus fourth quarter 2015. The quarter over quarter increase reflects compensation of approximately $65 thousand related to the fourth quarter technology enhancements including the core system conversion. The year-over-year increase primarily reflects higher base salaries, overtime and production compensation, and related benefits, offset by lower incentive based expense.

Premises and equipment costs increased $20 thousand versus third quarter 2016 and decreased $29 thousand versus fourth quarter 2015. The increase is due to seasonally higher utility expense and timing differences related to machine maintenance and repair. Data processing expenses which include data processing and data communications related expenses increased $265 thousand versus third quarter 2016 and increased $336 thousand versus fourth quarter 2015. Fourth quarter data processing expenses reflect approximately $90 thousand of technology enhancement related expenses. Data communications expense also increased in the fourth quarter 2016 primarily as a result of upgrading data communication capabilities to support new technologies. Compared to the prior quarter and fourth quarter 2015, fourth quarter 2016 data communications expense increased $95 thousand and $101 thousand, respectively.

OREO and loan related expenses increased $470 thousand versus the third quarter 2016 and $606 thousand as compared to the fourth quarter 2015. The increase is mainly attributable to OREO related activity and reflects a net expense of $435 thousand as a result of a valuation adjustment which was partially offset with gain on sale. Additionally, the fourth quarter versus the third quarter 2016 increase was mainly due to higher appraisal, legal and collections and increased OREO carrying costs. These increases were partially offset by a quarter over quarter reduction in delinquent real estate tax expense. The year-over-year increase in loan related expenses was mainly due to higher litigation and OREO related expenses partially offset by lower delinquent real estate tax expense.

Professional fees increased $71 thousand versus third quarter 2016 and increased $22 thousand versus fourth quarter 2015. The quarter over quarter increase was mainly attributed to increased internal audit, consulting and investment management fees offset by a reduction in legal expense.

The effective income tax rates for fourth quarter 2016, third quarter 2016 and fourth quarter 2015 were 27.62%, 29.71% and 29.35%, respectively.

Loans

Net loans receivable increased $9 million during fourth quarter 2016 to $763 million at December 31, 2016, compared with $754 million at September 30, 2016, and increased $64 million, or 9%, for the full year 2016, compared with $699 million at December 31, 2015.

Asset Quality

Non-performing assets decreased $1.9 million during the fourth quarter 2016 to $12.6 million, or 1.33% of assets at December 31, 2016, from $14.5 million, or 1.56% of assets at September 30, 2016, and decreased $3.7 million from $16.3 million, or 1.8% of assets, at December 31, 2015. The decrease in non-performing assets reflects a $2.9 million decline in non-performing loans during the fourth quarter of 2016; however, the decrease in non-performing loans was offset by OREO activity which resulted in a net increase of $950 thousand.

On a combined basis, the five largest non-performing loan relationships, inclusive of OREO holdings, account for 52% of the non-performing assets while the combined ten largest loan relationships account for 73% of total non-performing assets. Accordingly, asset quality issues are confined to a small number of relationships and management does not consider them to be systemic. All of the ten largest non-performing relationships are secured by real estate and six of these are actively moving through the legal process.

The amount of total impaired and potential problem loans decreased to $23.6 million (3.07% of gross loans receivable) during the fourth quarter 2016, compared to $26.1 million, or 3.43% of gross loans receivable at September 30, 2016 and decreased $3.4 million from $27.0 million, or 3.85% of gross loans receivable at December 31, 2015.

Accruing loans receivable 30-to-89 days past due decreased $1.4 million during fourth quarter 2016 to $4.5 million, or 0.59% of gross loans receivable, from $5.9 million, or 0.8% of gross loans receivable at September 30, 2016, and were unchanged as compared to the $4.5 million at December 31, 2015.

Salisbury endeavors to work constructively to resolve its non-performing loan issues with customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

Provision for loan loss expense was $503 thousand for fourth quarter 2016 versus $344 thousand for third quarter 2016, and $266 thousand for the fourth quarter 2015. The fourth quarter 2016 provision increase was partially attributable to credit deterioration in two loans with a total credit exposure of approximately $1 million. Net loan charge-offs were $263 thousand for the fourth quarter 2016, $171 thousand for third quarter 2016 and $209 thousand for the fourth quarter 2015. Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, was 0.79% for the fourth quarter 2016, versus 0.78% for the third quarter 2016 and 0.81% for the fourth quarter 2015.

Capital

Book value and tangible book value per common share increased $0.15 and $0.26, respectively, during the fourth quarter 2016, to $34.07 and $28.89, respectively. Tangible book value excludes goodwill and core deposit intangibles.

Shareholders’ equity increased $0.4 million during the fourth quarter 2016 to $94.0 million at December 31, 2016. Contributing to the increase in shareholders’ equity for fourth quarter 2016 was net income of $1.6 million offset by a decrease in accumulated other comprehensive income of $0.4 million, and common stock dividends paid of $0.8 million.

The regulatory capital ratios of the Company and the Bank remain in compliance with regulatory “well capitalized” requirements. At December 31, 2016, Salisbury’s tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 8.73%, 13.10%, and 10.89%, respectively. The Bank’s tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 9.55%, 12.77%, and 11.92%, respectively, compared with regulatory “well capitalized” minimums of 5.00%, 10.00%, and 6.5%, respectively. Risk based capital information for 2016 incorporates the implementation of Basel III.

During fourth quarter 2015, the Company completed an offering of $10 million of unsecured 6.00% fixed-to–floating rate subordinated notes due in 2025. The notes qualify as Tier II capital and are included as such within the Company's total risk-based capital ratio.

The net proceeds of the offering, along with cash on hand, were used during the fourth quarter 2015 to redeem the $16 million of Senior Non-Cumulative Perpetual Preferred Stock issued in conjunction with the Company’s participation in the U.S. Treasury’s SBLF program.

Fourth Quarter 2016 Dividends on Common Shares

The Board of Directors of Salisbury declared a $0.28 per common share quarterly cash dividend at their January 27, 2017 meeting. The dividend will be paid on February 24, 2017 to shareholders of record as of February 10, 2017.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut; Great Barrington, South Egremont and Sheffield, Massachusetts; and Dover Plains, Fishkill, Millerton, Newburgh, Poughkeepsie, and Red Oaks Mill, New York. The Bank offers a broad spectrum of consumer and business banking products and services as well as trust and wealth advisory services.

Forward-Looking Statements

This news release may contain statements relating to future results of Salisbury’s and the Bank’s future results that are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in laws and regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios, technological changes and cybersecurity matters, and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, which are available at the Securities and Exchange Commission’s website (www.sec.gov) and to which reference is hereby made. Forward-looking statements made by Salisbury in this news release speak only as of the date they are made. Events or other facts that could cause Salisbury’s actual results to differ may arise from time to time and Salisbury cannot predict all such events and factors. Salisbury undertakes no obligation to publicly update any forward-looking statement unless as may be required by law.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share data)	December 31, 2016	December 31, 2015
ASSETS
Cash and due from banks	$5,434	$14,891
Interest bearing demand deposits with other banks	30,051	47,227
Total cash and cash equivalents	35,485	62,118
Securities
Available-for-sale at fair value	79,623	76,694
Federal Home Loan Bank of Boston stock at cost	3,211	3,176
Loans held-for-sale	—	763
Loans receivable, net (allowance for loan losses: $6,104 and $5,716)	763,029	699,018
Other real estate owned	3,773	—
Bank premises and equipment, net	14,398	14,307
Goodwill	12,552	12,552
Intangible assets (net of accumulated amortization: $3,510 and $2,909)	1,737	2,338
Accrued interest receivable	2,459	2,307
Cash surrender value of life insurance policies	14,038	13,685
Deferred taxes	2,323	1,989
Other assets	2,851	2,245
Total Assets	$935,479	$891,192
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$218,306	$201,340
Demand (interest bearing)	127,848	125,465
Money market	182,476	183,783
Savings and other	135,435	119,651
Certificates of deposit	117,584	124,294
Total deposits	781,649	754,533
Repurchase agreements	5,535	3,914
Federal Home Loan Bank of Boston advances	37,188	26,979
Subordinated Debt(1)	9,788	9,764
Note payable	344	376
Capital lease liability	418	422
Accrued interest and other liabilities	6,583	4,630
Total Liabilities	841,505	800,618
Shareholders' Equity
Common stock - $.10 per share par value
Authorized: 5,000,000;
Issued: 2,758,086 and 2,733,576	276	273
Unearned compensation - restricted stock awards	(352)	(110)
Paid-in capital	42,052	41,364
Retained earnings	51,521	47,922
Accumulated other comprehensive income, net	477	1,125
Total Shareholders' Equity	93,974	90,574
Total Liabilities and Shareholders' Equity	$935,479	$891,192

(1) Net of issuance costs, which are capitalized and amortized as a component of interest expense over a period of 10 years.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

Periods ended December 31,	Three months ended		Twelve months ended
(in thousands, except per share amounts)	2016	2015	2016	2015
Interest and dividend income
Interest and fees on loans	$8,115	$8,031	$32,050	$31,791
Interest on debt securities
Taxable	293	269	1,183	1,179
Tax exempt	202	333	927	1,431
Other interest and dividends	69	77	294	209
Total interest and dividend income	8,679	8,710	34,454	34,610
Interest expense
Deposits	578	485	2,181	1,844
Repurchase agreements	2	2	6	7
Capital lease	17	17	70	70
Note payable	5	5	21	6
Subordinated Debt	156	35	624	35
Federal Home Loan Bank of Boston advances	233	232	947	1,064
Total interest expense	991	776	3,849	3,026
Net interest and dividend income	7,688	7,934	30,605	31,584
Provision for loan losses	503	266	1,835	917
Net interest and dividend income after provision for loan losses	7,185	7,668	28,770	30,667
Non-interest income
Trust and wealth advisory	821	755	3,338	3,265
Service charges and fees	856	744	3,133	2,986
Gains on sales of mortgage loans, net	77	47	229	274
Mortgage servicing, net	37	29	156	47
Gains on sales of available –for-sale- securities, net,	427	—	584	192
Other	108	167	451	510
Total non-interest income	2,326	1,742	7,891	7,274
Non-interest expense
Salaries	2,908	2,781	10,926	10,301
Employee benefits	969	848	3,891	3,729
Premises and equipment	829	858	3,375	3,541
Data processing	737	401	2,106	1,677
Professional fees	530	508	1,933	2,150
Collections, OREO, and loan related, including OREO gains, losses and writedowns	579	(27)	999	567
FDIC insurance	132	164	606	658
Marketing and community support	162	128	686	593
Amortization of intangibles	146	158	601	652
Other	419	524	2,265	2,053
Total non-interest expense	7,411	6,343	27,388	25,921
Income before income taxes	2,100	3,067	9,273	12,020
Income tax provision	580	900	2,588	3,563
Net income	$1,520	$2,167	$6,685	$8,457
Net income applicable to common shareholders	$1,509	$2,129	$6,633	$8,298

Basic earnings per common share	$0.55	$0.78	$2.43	$3.04
Diluted earnings per common share	0.55	0.77	2.41	3.02
Common dividends per share	0.28	0.28	1.12	1.12

Salisbury Bancorp, Inc. and Subsidiary

SELECTED CONSOLIDATED FINANCIAL DATA (unaudited)

At or for the three month periods ended
(in thousands, except per share amounts and ratios)	Q4 2016	Q3 2016	Q2 2016	Q1 2016	Q4 2015
Total assets	$935,479	$928,445	$913,494	$891,804	$891,192
Loans receivable, net	763,029	753,623	749,523	728,845	699,018
Total securities	79,623	79,738	83,874	82,151	79,870
Deposits	781,649	786,730	754,471	755,658	754,533
FHLBB advances	37,188	27,134	47,083	27,031	26,979
Shareholders’ equity	93,974	93,554	92,584	91,402	90,574
Wealth assets under administration	516,350	509,557	424,702	422,918	371,012
Discretionary wealth assets under administration	366,167	361,326	355,560	354,202	299,148
Non-Discretionary wealth assets under administration	150,183	148,230	69,142	68,715	71,864
Non-performing loans	8,792	11,673	14,579	16,829	16,264
Non-performing assets	12,564	14,496	14,579	16,829	16,264
Accruing loans past due 30-89 days	4,537	5,889	3,569	7,995	4,499
Net interest and dividend income	7,688	7,688	7,568	7,665	7,934
Net interest and dividend income, tax equivalent	7,966	7,981	7,882	7,991	8,241
Provision (benefit) for loan losses	503	344	525	463	266
Non-interest income	2,326	1,889	2,000	1,674	1,742
Non-interest expense	7,411	6,499	6,639	6,836	6,343
Income before income taxes	2,100	2,734	2,404	2,040	3,067
Income tax provision	580	812	669	528	900
Net income	1,520	1,922	1,735	1,512	2,166
Net income applicable to common shareholders	1,509	1,904	1,721	1,499	2,111
Per share data
Basic earnings per common share	$0.55	$0.70	$0.63	$0.55	$0.78
Diluted earnings per common share	0.55	0.69	0.63	0.55	0.77
Dividends per common share	0.28	0.28	0.28	0.28	0.28
Book value per common share	34.07	33.92	33.57	33.20	33.13
Tangible book value per common share - Non-GAAP(1)	28.89	28.63	28.28	27.84	27.69

Common shares outstanding at end of period	2,758	2,758	2,758	2,753	2,734
Weighted average common shares outstanding, to calculate basic earnings per share	2,737	2,737	2,735	2,723	2,710
Weighted average common shares outstanding, to calculate diluted earnings per share	2,755	2,751	2,749	2,741	2,727

Profitability ratios
Net interest margin (tax equivalent)	3.45%	3.57%	3.71%	3.79%	3.88%
Efficiency ratio(2)	67.08	64.13	66.51	69.28	63.64
Non-interest income to operating revenue	19.81	19.22	20.63	18.01	18.06
Effective income tax rate	27.62	29.71	27.79	25.86	29.35
Return on average assets	0.65	0.81	0.77	0.68	0.94
Return on average common shareholders’ equity	6.43	8.20	7.58	6.68	9.34

Credit quality ratios
Net charge-offs to average loans receivable, gross	0.04%	0.02%	0.37%	0.17%	0.12%
Non-performing loans to loans receivable, gross	1.16	1.54	1.93	2.29	2.31
Accruing loans past due 30-89 days to loans receivable, gross	0.60	0.78	0.47	1.09	0.64
Allowance for loan losses to loans receivable, gross	0.79	0.78	0.76	0.80	0.81
Allowance for loan losses to non-performing loans	69.43	50.47	39.22	34.92	35.15
Non-performing assets to total assets	1.34	1.56	1.60	1.89	1.82

Capital ratios
Common shareholders' equity to assets	10.05%	10.08%	10.14%	10.25%	10.16%
Tangible common shareholders' equity to tangible assets - Non-GAAP(1)	8.64	8.66	8.68	8.74	8.64
Tier 1 leverage capital	8.73	8.47	8.64	8.57	8.56
Total risk-based capital	13.10	13.25	13.08	12.92	13.51
Common equity tier 1 capital	10.89	11.01	10.86	10.69	11.17

(1) Refer to schedule labeled “Supplemental Information – Non-GAAP Financial Measures”.

(2) Calculated using SNL’s (publicly recognized resource of bank data) methodology, as follows: Noninterest expense before OREO expense, amortization of intangibles, and goodwill impairments as a percent of net interest income (fully taxable equivalent) and noninterest revenues, excluding gains from securities transactions and litigation expenses.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Non-GAAP Financial Measures (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q4 2016	Q3 2016	Q2 2016	Q1 2016	Q4 2015
Common Shareholders' Equity	$93,974	$93,554	$92,584	$91,402	$90,574
Less: Goodwill	(12,552)	(12,552)	(12,552)	(12,552)	(12,552)
Less: Intangible assets	(1,737)	(1,883)	(2,031)	(2,183)	(2,338)
Tangible Common Shareholders' Equity	$79,685	$79,119	$78,001	$76,667	$75,684
Total Assets	$935,479	$928,445	$913,494	$891,804	$891,192
Less: Goodwill	(12,552)	(12,552)	(12,552)	(12,552)	(12,552)
Less: Intangible assets	(1,737)	(1,883)	(2,031)	(2,183)	(2,338)
Tangible Total Assets	$921,190	$914,010	$898,911	$877,069	$876,302
Common Shares outstanding	2,758	2,758	2,758	2,753	2,734

Book value per Common Share – GAAP	$34.07	$33.92	$33.57	$33.20	$33.13
Tangible book value per Common Share - Non-GAAP	28.89	28.69	28.28	27.84	27.69

Common Equity to Assets – GAAP	10.05%	10.08%	10.14%	10.25%	10.16%
Tangible Common Equity to Tangible Assets – Non-GAAP	8.65	8.66	8.68	8.74	8.64

Non-interest expense	$7,411	$6,499	$6,639	$6,840	$6,343
Less: Amortization of core deposit intangibles	(146)	(148)	(152)	(155)	(158)
Less: Foreclosed property expense including OREO gains, losses and write downs	(493)	(27)	(12)	12	168
Less: Technology enhancement related expenses	(155)	—	—	—	—
Operating Expenses	$6,617	$6,324	$6,475	$6,697	$6,353
Net interest and dividend income, tax equivalent	$7,966	$7,981	$7,882	$7,991	$8,241
Non-interest income	2,326	1,889	2,000	1,674	1,742
Gains on securities	(427)	(10)	(146)	(2)	—
Operating Revenue	$9,865	$9,860	$9,736	$9,663	$9,981
Efficiency Ratio - Non-GAAP	67.08%	64.13%	66.50%	69.30%	63.65%